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                                                                    Exhibit 10.6

                   ELECTROMAGNETIC SCIENCES, INC.

             Amendment of the 1992 Stock Incentive Plan
                          May 2, 1997

RESOLVED, that the Electromagnetic Sciences, Inc. 1992 Stock Incentive Plan be, and it hereby is, amended as follows:

     a) By amending paragraph 6.7(c) thereof to provide in its entirety as follows:

          (c) The Option Price shall be paid in full upon the exercise of the Option. The Committee may provide in an Option Agreement, or otherwise authorize, that, in lieu of cash, all or any portion of the Option Price may be paid by (i) tendering to the Company shares of Stock duly endorsed for transfer and owned by the Optionee, or (ii) delivering to the Company an attestation of the Optionee's then-current ownership of a number of shares of Stock equal to the number thereby authorized to be withheld by the Company from the shares otherwise deliverable upon exercise of the Option, in each case to be credited against the Option Price at the Fair Market Value of such shares on the date of exercise (however, no fractional shares may be so transferred, and the Company shall not be obligated to make any cash payments in consideration of any excess of the aggregate Fair Market Value of shares transferred over the aggregate Option Price).

      (b) By amending paragraph 6.7(d) thereof to provide in its entirety as follows:

          d) In addition to and at the time of payment of the Option Price, the Optionee shall pay to the Company in cash the full amount of any federal, state and local income, employment or other taxes required to be withheld from the income of such Optionee as a result of such exercise. However, the Committee may provide in an Option Agreement, or otherwise authorize, that all or any portion of such tax obligations, together with additional taxes not exceeding the actual additional taxes to be owed by the Optionee as a

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               result of such exercise, may, upon the irrevocable election of the Optionee, be paid by

               (i) tendering to the Company whole shares of stock duly endorsed for transfer and owned by the Optionee,

               (ii) delivering to the Company an attestation of the Optionee's then-current ownership of a number of shares of Stock equal to the number thereby authorized to be withheld by the Company from the shares otherwise deliverable upon exercise of the Option, or

               (iii) authorizing the Company to withhold shares otherwise issuable upon exercise of the Option, in each case in that number of shares having a Fair Market Value on the date of exercise equal to the amount of such taxes thereby being paid, in all cases subject to such restrictions as the Committee may from time to time determine, including any such restrictions as may be necessary or appropriate to satisfy the conditions of the exemption set forth in Rule 16b-3 under the 1934 Act.

          (c) By deleting the last two sentences of Section 6.13 thereof (pertaining to payment of the exercise prices and withholding taxes upon exercise of options automatically granted to certain directors), and inserting in lieu thereof the following:

               The Option Price for each such Option may be paid in cash or in the manner s specified in the second sentence of paragraph 6.7(c) hereof. In addition, any taxes related to the exercise of such Option may be paid in the manner contemplated in the second sentence of paragraph 6.7(d) hereof.